Exhibit 99.1

Net Asset Value

We calculate net asset value per share in accordance with our valuation policies and procedures. Our monthly net asset value (“Net Asset Value”) is used to calculate the prices at which we sell our shares, except our V Shares. The tables that follow include the Net Asset Value of outstanding shares as of December 31, 2025. The following table provides a breakdown of the major components of our Net Asset Value as of December 31, 2025 ($ in thousands, except shares):

Components of Net Asset Value
Investments at fair value (cost of $332,782)	$333,509
Cash and cash equivalents	40,280
Other assets	28,936
Other liabilities	(67,724)

Net Asset Value	$335,001

Number of outstanding shares	32,401,455

The following table provides a breakdown of our total Net Asset Value and our Net Asset Value per share by class as of December 31, 2025 ($ in thousands, except shares and per share data):

Class	Monthly Net Asset Value	Number of outstanding shares	Net Asset Value per share as of December 31, 2025
Series I
Anchor I Shares	$756	73,617	$10.27
Anchor II Shares	$13,530	1,322,512	$10.23
Anchor II-B Shares	$1	110	$10.26
E Shares	$2,136	207,585	$10.29
Standard A Shares	$339	33,060	$10.24
Standard B Shares	$1	110	$10.24
V Shares	$1	40	$25.00
Series II
Anchor I Shares	$84,918	8,213,773	$10.34
Anchor II Shares	$83,610	8,104,882	$10.32
Anchor III Shares	$103,583	10,000,000	$10.36
E Shares	$44,357	4,274,290	$10.38
Standard A Shares	$1,768	171,436	$10.31
V Shares	$1	40	$25.00

Total	$335,001	32,401,455